Exhibit 99.1

Electric City Announces Stock Redemption and Capital Funding
Transaction
Raises $11 million, Uses $7 million to Redeem Stock and Reduces Total Capital
Structure

ELK GROVE VILLAGE, IL – March 23, 2004 – Electric City Corp. (Amex: ELC), announced today that it recently closed on a series of transactions in which the Company raised $11 million through the sale of common stock and warrants to the Security Funds. Seven million dollars of the proceeds were used to facilitate a redemption and exchange offering for its convertible preferred stock. The Security Funds are mutual funds and are part of the Security Benefit Group of Companies (“Security Benefit”). Security Benefit is a Topeka, Kan.-based asset accumulation, money management and insurance concern with over $12 billion in assets under management. The transaction was brokered by Morgan Keegan & Company, one of the South’s largest full service investment firms and a subsidiary of Regions Financial Corporation (NYSE: RF).

The transaction included the sale of a package of securities to Security Benefit, which included 5 million shares of its common stock priced at $2.20 per share and 5 year warrants to purchase 1,750,000 additional shares of common stock at $2.42 per share. In a simultaneous closing, the Company used $7 million to redeem 538,462 shares of its outstanding Series A, Series C and Series D convertible preferred stock (the “Existing Preferred”) at $1.30 per common share, and exchanged 210,451 shares of a new Series E convertible preferred stock (the “Series E Preferred”) for the remaining 2,104,509 shares of the Existing Preferred. The net result of these transactions, to the Company, was to raise over $3 million in balance sheet capital, while reducing the total number of common and preferred shares outstanding in an accretive transaction.

The newly issued Series E Preferred represents a consolidation of the Company’s earlier traunches of preferred stock fundings with various strategic investors including Cinergy, CIT, Leaf Mountain and Morgan Stanley, among others. The Series E Preferred stock carries a dividend rate of 6%, which is payable at the Company’s election in cash or additional shares of Series E Preferred stock. While the number of shares of common stock issuable upon conversion of the Series E remains the same as the converted Existing Preferred, the conversion ratio was changed to a rate of 100 shares of common stock for each share of Series E Preferred stock. As part of the transaction, the holders of the preferred stock agreed to amend and extend the existing trading agreement for an additional three years. The amended trading agreement adds volume related trade restrictions which begin after the scheduled expiration of the old agreement.

The Company expects to retain approximately $3.3 million of the proceeds from the transaction after the redemption and all offering costs, which it will use for general corporate purposes. In a separate transaction Morgan Stanley Dean Witter Equity Funding, Inc. and Originators Investment Plan, L.P. converted 100,000 shares of the Company’s Series A Convertible Preferred Stock into 1 million shares of common stock and sold the shares to Security Benefit for $1 million.

“We are very pleased to add Security Benefit as one of the prestigious investors in Electric City,” declared John Mitola, Electric City’s Chief Executive Officer. “They are the latest to join a group of large sophisticated investors who understand the growing strength and long-term value of our Virtual Negawatt Power Plan business strategy, and the significance of current VNPP developments we are rolling out to utilities across North America. This transaction is significant for many reasons and represents the fact that Electric City has reached an important milestone in its growth. We believe the strength of our investor group speaks for itself and underscores the point we have reached in our development.”

“We believe this transaction is a complete win-win for all parties involved,” added Jeff Mistarz, Electric City’s Chief Financial Officer. “As a result of this transaction all shareholders benefit from the following:”

•	The addition of another world-class, long-hold investor in Security Benefit;

•	The involvement of Morgan Keegan & Company, one of the South’s largest full service investment firms;

•	Elimination of the requirement that we begin paying dividends on our preferred stock in cash beginning later this year. Under the terms of the new Series E convertible preferred stock we can choose to pay dividends in cash or additional shares of Series E Preferred stock through the life of the issuance;

•	The addition of approximately $3.3 million of cash to our balance sheet while reducing the total shares of common and preferred stock outstanding;

•	The reduction in the dividend rate on the Company’s preferred stock from 10% to 6%. The old preferred carried a 10% dividend rate for the first three years following issuance, then increased 1/2 % every six months until it reached 15%. The new structure carries no escalation whatsoever. As a result of the reduction in the dividend rate we will reduce the amount of dividend shares convertible into common stock by approximately 6 million shares over the next three years;

•	We were able to provide limited liquidity to our existing strategic preferred stockholders, while they all remain significant long-term investors in the company;

•	The amendment and extension of existing trading agreement to add volume related trade restrictions beginning after the scheduled expiration of the old agreement; and

•	The simplification of balance sheet capital structure by combining three series of preferred stock into one series.

For additional information regarding this transaction please see the Company’s Current Report on Form 8-K.

About Security Benefit
 Security Benefit is a trusted national leader in providing flexible retirement plans and investment solutions through independent financial planners. Security Benefit specializes in serving the education, banking, government and health care markets, delivering customized retirement plans responsive to the needs of individual investors, advisors, employees and plan sponsors. Security Benefit offers nationally recognized money management through its innovative mutual funds, and fixed and variable annuities. For more information about Security Benefit, please visit them at www.securitybenefit.com.

About Morgan Keegan
 Memphis-based Morgan Keegan & Co., Inc. is a full-service brokerage and investment banking firm with 145 offices in 15 states. The firm is a subsidiary of Regions Financial Corp., a full-service provider of banking, securities brokerage, mortgage and insurance products and services. As of December 31, 2003, Regions had $48.6 billion in assets and shareholders’ equity of $4.5 billion. Regions ranks on both the Forbes and Fortune 500 listings of America’s largest companies; its common stock is listed on the New York Stock Exchange (NYSE: RF).

About Electric City
 Electric City is a leading developer, manufacturer and integrator of energy savings technologies and building automation systems. The Company currently markets the EnergySaver™, the GlobalCommander® and LightMaster™ energy conservation technologies, as well as its independent development of scalable, negative power systems under the trade name, Virtual “Negawatt” Power Plant “VNPP”®. The Company recently announced its first VNPP development – a 50 Megawatt, negative power system for Commonwealth Edison in northern Illinois, a second system in the Denver area for Xcel Energy and a third system in Ontario, Canada with Enersource. Electric City is based in Elk Grove Village, Illinois and is traded on The American Stock Exchange under the symbol ELC. Additional information is available at the Company’s website at www.elccorp.com or by calling 847-437-1666.

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Investor Relations Contact: Glen Akselrod, The Stockpage, 800-797-5683, gakselrod@thestockpage.com

FORWARD LOOKING STATEMENTS
 This news release includes forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995

including statements that reflect Electric City’s current expectations about its future results, performance, prospects and opportunities. Electric City has tried to identify these forward-looking statements by using words and phrases such as “may”, “will”, “expects”, “anticipates”, “believes”, “intends”, “estimates”, “plan”, “should”, “target”, “typical”, “preliminary”, or similar expressions. These forward-looking statements are based on information currently available to Electric City and are subject to a number of risks, uncertainties and other factors that could cause Electric City’s actual results, performance, prospects or opportunities in the remainder of 2004 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements. These risks include those related to the Company’s timing and execution of its various VNPP developments and risks associated with any specific customer implementation such as projects mentioned in other Company releases and on its website. Other risks are referenced in Electric City’s current Annual Report on form 10-KSB or as may be described from time to time in Electric City’s subsequent SEC filings; and such factors as incorporated by reference.